Exhibit 23.5

CONSENT OF GEOLOGIST
I hereby consent to references to my name under the heading “Description of the Business — Mineral Reserves and Resources” and all other references to my name included or incorporated by reference in: (i) Teck Resources Limited’s Annual Report on Form 40-F for the year ended December 31, 2023; (ii) Teck Resources Limited’s registration statements on Form S-8 (File Nos. 333-140184, 333-170840 and 333-205514), filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended as applicable.

Sincerely,
/s/ Jo-Anna Singleton
Name: Jo-Anna Singleton Title: P.Geo.

Sparwood, British Columbia, Canada Date: February 23, 2024